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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Beazer Homes USA, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Beazer Homes USA, Inc.
1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328

***

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF BEAZER HOMES USA, INC.:

        Notice is hereby given that the annual meeting of stockholders of Beazer Homes USA, Inc. ("Beazer Homes") will be held at 2:00 p.m. on Thursday, February 3, 2005 at 1000 Abernathy Road, Atlanta, Georgia 30328 for the following purposes:

  1)
  to elect seven members to the Board of Directors;

  2)
  to consider and act upon a proposal to approve an amendment to the Company's Amended and Restated Certificate of Incorporation for the purpose of increasing the number of authorized shares of the Company's common stock from 30,000,000 to 80,000,000 and reducing the par value of the company's common stock from $0.01 per share to $0.001 per share;

  3)
  to consider and act upon a proposal to approve the Executive Value Created Incentive Plan; and

  4)
  to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on December 6, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A copy of Beazer Homes' annual report to stockholders is being mailed to you together with this notice.

        We encourage you to take part in the affairs of Beazer Homes either in person or by executing and returning the enclosed proxy.

By Order of the Board of Directors,

BRIAN C. BEAZER Non-Executive Chairman of the Board

Dated: December    , 2004

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE PROMPTLY MARK, DATE, SIGN AND MAIL THE ENCLOSED PROXY. A RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE, IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE.

BEAZER HOMES USA, INC.
1000 Abernathy Road
Suite 1200
Atlanta, Georgia 30328

PROXY STATEMENT

Purpose

        This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Beazer Homes USA, Inc., a Delaware corporation ("Beazer Homes" or the "Company"), for use at the annual meeting of stockholders of Beazer Homes to be held on February 3, 2005 and at any adjournments or postponements thereof. Stockholders of record at the close of business on December 6, 2004 are entitled to notice of and to vote at the annual meeting. On December 6, 2004, we had outstanding 13,838,226 shares of common stock. Each share of common stock entitles the holder to one vote with respect to each matter to be considered. The common stock is our only outstanding class of voting securities. This Proxy Statement and the enclosed form of proxy are being mailed to stockholders, together with our annual report (which includes audited consolidated financial statements for our fiscal year ended September 30, 2004), commencing on or about December 20, 2004.

Voting Instructions

        General—Shares represented by a proxy will be voted in the manner directed by a stockholder. If no direction is made, except as discussed below regarding broker non-votes, the signed proxy will be voted

  1.
  for the election of the seven nominees for the Board of Directors named in this Proxy Statement;

  2.
  for the amendment to the Company's Amended and Restated Certificate of Incorporation for the purpose of increasing the number of authorized shares of the Company's common stock from 30,000,000 to 80,000,000 and reducing the par value of the Company's common stock from $0.01 per share to $0.001 per share;

  3.
  for the Executive Value Created Incentive Plan; and

  4.
  in accordance with the judgment of the persons named in the proxy as to such others matters as may properly come before the annual meeting.

        Signature Requirements—If stock is registered in the name of more than one person, each named person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in the corporation's name by a duly authorized officer. If a proxy is signed as an attorney, trustee, guardian, executor, administrator or a person in any other representative capacity, the signer's full title should be given.

        Revocation—A stockholder giving the enclosed proxy may revoke it at any time before the vote is cast at the annual meeting by executing and returning to the Secretary of Beazer Homes (James O'Leary) at the Company's principle office or Transfer Agent (American Stock Transfer & Trust Company) either a written revocation or a proxy bearing a later date prior to the annual meeting. Any stockholder who attends the annual meeting in person will not be considered to have revoked his or her proxy unless such stockholder affirmatively indicates at the annual meeting his or her intention to vote the shares represented by such proxy in person.

        Quorum: Vote Required—The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock is required to constitute a quorum at the meeting. Shares represented by proxies which indicate that the stockholders withhold authority or want to abstain on particular proposals will be treated as being present for the purpose of determining the presence of a quorum and the number of votes cast with respect to each proposal, but will not be voted with regard to those proposals as to which authority is withheld or the stockholder abstains. If a broker does not receive instructions from the beneficial owner of shares of common stock held in street name for certain types of proposals it must indicate on the proxy that it does not have authority to vote certain shares (a "broker non-vote"). Shares represented by broker non-votes will be considered present for purposes of a quorum, but will not be considered voted with regard to or treated as present with respect to those proposals if relevant to the proposals.

        The holders of common stock will be entitled to one vote for each share they hold. The nominees for director receiving a plurality of the votes cast will be elected to serve until the next annual meeting of stockholders and their successors have been elected and qualified. The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of common stock entitled at the annual meeting is required for the amendment to the Company's Amended and Restated Certificate of Incorporation. The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of common stock present or represented at the annual meeting is required to approve the Executive Value Created Incentive Plan. Broker non-votes, abstentions and other withheld authority will have the effect of a vote against the amendment to the Company's Amended and Restated Certificate of Incorporation, but will have no effect on the election of directors. Broker non-votes will have no effect on the proposal to approve the Executive Value Created Incentive Plan. Abstentions and other withheld authority will have the effect of a vote against the Executive Value Created Incentive Plan.

Expenses of Solicitation

        Expenses incurred in connection with the solicitation of proxies will be paid by Beazer Homes. Proxies are being solicited primarily by mail but, in addition, officers and other employees of Beazer Homes may solicit proxies by telephone, in person or by other means of communication but will receive no extra compensation for such services. In addition, Beazer Homes has engaged Morrow & Co., Inc. to assist in the solicitation of proxies. Beazer Homes anticipates that the costs associated with this engagement will be approximately $10,000 plus costs and expenses incurred by Morrow & Co. Beazer Homes will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs incurred in connection with this solicitation.

Principal Stockholders

        The following table sets forth information as of December 6, 2004 with respect to the beneficial ownership of Beazer Homes' common stock by all persons known by us to beneficially own more than 5% of our common stock. In order to provide the most timely information available regarding principal stockholders, we included ownership information as provided in the most recently available Form 13F or Form 13G filed by each respective holder.

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR Corp 82 Devonshire Street Boston, MA 02109	1,329,456	(1)	9.61%
Hotchkis and Wiley Capital Management LLC 725 South Figueroa St, 39th Floor Los Angeles, CA 90017	1,317,740	(2)	9.52%
Neuberger Berman, LLC 605 Third Ave New York, NY 10158	823,764	(3)	5.95%

Jeffrey L. Gendell 55 Railroad Ave., 3rd Floor Greenwich, CT 06830	810,600	(4)	5.86%
Capital Guardian Trust Company 11100 Santa Monica Boulevard Los Angeles, CA 90025	812,600	(5)	5.87%
David M. Knott 485 Underhill Boulevard, Suite 205 Syosset, NY 11791	778,750	(6)	5.63%
Basswood Partners, LLC 645 Madison Avenue, 10th Floor New York, New York 10022	1,201,323	(7)	8.68%

(1)
Detailed information regarding voting and dispositive power is not included on Form 13F. As of its most recent Schedule 13G filing (February 17, 2004), however, FMR Corp had sole voting power as to approximately 27% (513,483 shares) and sole dispositive power as to 100% of its then beneficially owned shares (1,885,018 shares).

(2)
Detailed information regarding voting and dispositive power is not included on Form 13F. As of December 6, 2004, Hotchkis and Wiley Capital Management LLC has not filed a Form 13D or 13G.

(3)
Neuberger Berman's Schedule 13G filing (February 13, 2004) shows Neuberger Berman had sole voting power on approximately 55% (452,074 shares) and shared dispositive power as to all of its then beneficially owned shares (823,764 shares).

(4)
Detailed information regarding voting and dispositive power is not included on Form 13F. As of his most recent Schedule 13G filing (February 17, 2004), however, Mr. Gendell had sole voting power and sole dispositive power as to approximately 9% (83,045 shares) of his then beneficially owned shares (900,145 shares).

(5)
Detailed information regarding voting and dispositive power is not included on Form 13F. As of December 6, 2004, Capital Guardian Trust Company has not filed a Form 13D or 13G.

(6)
Mr. Knott's Schedule 13G filing (August 17, 2004), shows that he had sole voting power and sole dispositive power as to approximately 63% (488,850 shares) of his then beneficially owned shares (778,750 shares).

(7)
Detailed information regarding voting and dispositive power is not included on Form 13F. As of its most recent Schedule 13G filing (August 19, 2004), however, Basswood Partners, LLC had shared voting power on 100% and shared dispositive power as to 100% of its then beneficially owned shares (1,376,808 shares).

MATTERS TO BE CONSIDERED

General

        Our by-laws provide that the affirmative vote of a plurality of the shares of our voting stock is required to approve the election of directors. For other matters presented for stockholder approval, our by-laws require the affirmative vote of a majority of the shares present or represented at the meeting, unless some other percentage is required by law or by the certificate of incorporation. Please refer to page 1 of this proxy statement for voting instructions.

        Following is a discussion of the matters to be presented for stockholder approval at the annual meeting:

1.     ELECTION OF DIRECTORS

General

        Each of the nominees listed below has been nominated as a director for the fiscal year ending September 30, 2005 and until their respective successors have qualified and are elected. Each of the following nominees is presently serving as a director of Beazer Homes. In the event any nominee is not available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by the Nominating/Corporate Governance Committee of the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

Vote Required

        The affirmative vote of a plurality of the shares of our common stock present or represented by proxies and entitled to vote on the matter at the annual meeting will be required for the election of each director nominee.

Recommendation

        We recommend that you vote your shares to elect the following nominees. Please see the Voting Instructions on page 1 of this proxy statement for instructions on how to cast your vote.

Nominees

        The information appearing below with respect to each nominee has been furnished to Beazer Homes by the nominee:

          Laurent Alpert, 58, has served as a director since February 2002. Mr. Alpert is a partner in the international law firm of Cleary, Gottlieb, Steen & Hamilton. He joined Cleary, Gottlieb, Steen & Hamilton in 1972 and became a partner in 1980. He received his undergraduate degree from Harvard College and a law degree from Harvard Law School. Mr. Alpert is also a Director of the International Rescue Committee, a non-profit organization providing relief and resettlement services to refugees.

          Katie J. Bayne, 38, has served as a director since December 2003. Ms. Bayne is Senior Vice President, Integrated Marketing, North America for The Coca-Cola Company, responsible for the Integrated Communications/Media, Integrated Programming/Promotions, Sports and Entertainment Marketing, Interactive Marketing and Packaging Integration functions in North America. Since joining The Coca-Cola Company in 1989, she has held various marketing positions in Atlanta, Los Angeles and Sydney, Australia. She has a diverse range of experience in the areas of brand management, new products, consumer strategy, category management and customer business development. Ms. Bayne holds a bachelor of arts degree from Duke University, and a master of business administration from the Fuqua School of Business at Duke University. She currently sits on the board of Imagine It! The Children's Museum of Atlanta.

          Brian C. Beazer, 69, is the Non-Executive Chairman of Beazer Homes' Board of Directors and has served as a director of Beazer Homes since its initial public offering (the "IPO") in 1994. From 1968 to 1983, Mr. Beazer was Chief Executive Officer of Beazer PLC, a United Kingdom company and then was Chairman and CEO of that company from 1983 to the date of its acquisition by an indirect, wholly-owned subsidiary of Hanson PLC (effective December 1, 1991). During that time Beazer PLC expanded its activities to include homebuilding, quarrying, contracting and real estate, and became an international group with annual revenue of approximately $3.4 billion. Mr. Beazer was educated at the Cathedral School, Wells, Somerset, England. He is a Director of Beazer Japan, Ltd; Seal Mint, Ltd; Jade Technologies Singapore Ltd; United Pacific Industries Limited; Jacuzzi Brands, Inc. and Numerex Corp., and is a private investor.

          Ian J. McCarthy, 51, is the President and Chief Executive Officer of Beazer Homes and has served as a director of Beazer Homes since the IPO. Mr. McCarthy has served as President of predecessors of Beazer Homes since January 1991 and was responsible for all United States residential homebuilding operations in that capacity. During the period May 1981 to January 1991, Mr. McCarthy was employed in Hong Kong and Thailand becoming a director of Beazer Far East and from January 1980 to May 1981 was employed by Kier, Ltd., a company engaged in the United Kingdom construction industry which became an indirect, wholly-owned subsidiary of Beazer PLC. Mr. McCarthy is a Chartered Civil Engineer with a Bachelor of Science degree from The City University, London. Mr. McCarthy currently serves as Chairman of the National Advisory Board of HomeAid America, and as a member of HomeAid America's Board of Directors. He also serves on the Board of Directors of Builder Homesite, Inc., on the Board of Directors of the Metro Atlanta Chamber of Commerce, and as a Trustee for the Woodruff Arts Center, Atlanta, Georgia. He was inducted into the California Building Industry Hall of Fame in 2004, the first non-California resident to receive this honor.

          Maureen E. O'Connell, 43, was appointed a director of Beazer Homes in May 2002. Ms. O'Connell most recently served as President and COO of Gartner, Inc. which she joined in September 2002 as Executive Vice President, Chief Financial and Administrative Officer. Prior to joining Gartner, Ms. O'Connell was the Chief Financial Officer of Barnes & Noble, Inc. since 2000. She also held similar positions at Publishers Clearing House from 1998 to 2000, BMG Direct from 1997 to 1998 and Primedia, Inc. from 1990 to 1997. Ms. O'Connell was also employed by Equitable Financial Companies from 1988 to 1990 and Cooper's and Lybrand (now PriceWaterhouseCoopers) from 1985 to 1988. Ms. O'Connell received her undergraduate degree in Accounting and Economics at the New York University Stern School of Business and is a Certified Public Accountant.

          Larry T. Solari, 62, has served as a director of Beazer Homes since the IPO. From 1998 to 2001, Mr. Solari was the Chairman and CEO of BSI Holdings, Inc. in Carmel, California. Mr. Solari was the Chairman and CEO of Sequentia, Inc. from 1996 to 1997 and President of the Building Materials Group of Domtar, Inc. from 1994 to 1996. Mr. Solari was President of the Construction Products Group of Owens-Corning Fiberglas from 1986 to 1994. Mr. Solari held various other positions with Owens-Corning Fiberglas since 1966. Mr. Solari earned a Bachelor of Science degree in Industrial Management and a Master of Business Administration degree from San Jose State University and is a graduate of Stanford University's Management Program. Mr. Solari is a Director of Pacific Coast Building Products, Inc., Atrium Companies, Inc., Aneco, Inc., TruStile Doors, LLC, and Performance Contracting Group. Mr. Solari is a past director of the Policy Advisory Board of the Harvard Joint Center for Housing Studies and an Advisory Board Member of the National Home Builders Association.

          Stephen P. Zelnak, Jr., 59, has served as a director of Beazer Homes since February 2003. He is the Chairman and Chief Executive Officer of Martin Marietta Materials, Inc. Mr. Zelnak joined Martin Marietta Corporation in 1981 and prior to assuming his current position in 1993, had been the President of Martin Marietta Corporation's Materials Group and of Martin Marietta's Aggregates Division. Mr. Zelnak received a bachelors degree from Georgia Institute of Technology and masters degrees in Administrative Science and Business Administration from the University of Alabama System. He has served as Chairman of the North Carolina Citizens for Business and Industry, and is the past Chairman of the North Carolina Community College Foundation. He serves on the Advisory Boards of North Carolina State University and Georgia Institute of Technology.

Board of Directors Committees and Meetings

        For fiscal year 2004, our Board of Directors had three committees: the Audit Committee, the Nominating/Corporate Governance Committee, and the Compensation Committee. In fiscal 2004 the Board of Directors had four quarterly meetings and four special meetings, and each meeting was attended in full. In addition, directors are encouraged to attend the annual meeting of shareholders, but are not required to do so. At the last annual meeting of shareholders, held on February 10, 2004, all members of the Board of Directors were in attendance. The independent directors held one meeting in fiscal 2004, which was attended in full. Committee membership during fiscal 2004 and for fiscal 2005 is as follows:

COMMITTEE MEMBERSHIP
Fiscal Year 2004

Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Maureen E. O'Connell(1)(3)(6) Laurent Alpert David E. (Ned) Mundell(2)(3)(6) Stephen P. Zelnak, Jr.	Larry T. Solari(1) Katie J. Bayne(4) Maureen E. O'Connell(5) Stephen P. Zelnak, Jr.	Laurent Alpert(1) David E. (Ned) Mundell(2) Maureen E. O'Connell(5) Larry T. Solari

COMMITTEE MEMBERSHIP
Fiscal Year 2005

Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Maureen E. O'Connell(1)(6) Laurent Alpert Stephen P. Zelnak, Jr.	Larry T. Solari(1) Katie J. Bayne Stephen P. Zelnak, Jr.	Laurent Alpert(1) Maureen E. O'Connell Larry T. Solari

(1)
Committee Chair.

(2)
Mr. Mundell retired effective with the annual meeting on February 10, 2004.

(3)
Ms. O'Connell was named chair of the Audit Committee effective November 6, 2003, succeeding Mr. Mundell.

(4)
Ms. Bayne was appointed to the Board of Directors and the Compensation Committee effective December 8, 2003. She was subsequently elected by the stockholders at the annual meeting on February 10, 2004.

(5)
Ms. O'Connell resigned from the Compensation Committee and was appointed to the Nominating/Corporate Governance Committee effective December 8, 2003.

(6)
Audit Committee Financial Expert as defined by SEC regulations and NYSE Listing Standards.

        Committee composition is subject to review by the Board of Directors from time to time.

  •
  The primary function of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its responsibilities relating to corporate accounting and auditing, reporting practices of Beazer Homes, the quality and integrity of the financial reports of Beazer Homes, and our internal controls regarding finance, accounting, legal compliance, risk management and ethics established by management and the Board of Directors. In fulfilling these functions, the Audit Committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters. The Audit Committee also engages and sets compensation for the Company's independent auditors. This committee met 8 times during fiscal year 2004 and each meeting was attended in full.

  •
  The Nominating/Corporate Governance Committee makes recommendations concerning the appropriate size and needs of the Board, including the annual nomination and screening of directors and nominees for new directors. The Nominating/Corporate Governance Committee also reviews and makes recommendations concerning corporate governance and other policies related to the Board and evaluates the Board's and Board Committees' performance. This committee met 5 times during fiscal year 2004 and the meetings were attended in full.

  •
  The Compensation Committee is accountable to the Board of Directors for developing, monitoring and managing the executive compensation programs of Beazer Homes. More specifically, the Committee administers cash-based compensation programs for executive management, which includes all of the executive officers named in the Summary Compensation Table (the "Named Executives"). The Committee also administers Beazer Homes' Amended and Restated 1999 Stock Incentive Plan, as well as any other bonus or incentive compensation plans including the Value Created Incentive Plan. The Committee met 4 times during fiscal year 2004 and the meetings were attended in full.

Corporate Governance

        The Board of Directors has adopted a number of measures designed to comply with requirements of the Sarbanes-Oxley Act and final rules of the Securities and Exchange Commission (the "SEC") interpreting and implementing the Sarbanes-Oxley Act, and the listing standards of the NYSE relating to corporate governance matters. Among the significant measures implemented by the Board to date are the following:

Director Independence

        Recently amended listing standards relating to corporate governance promulgated by the NYSE require that the Board of Directors be comprised of a majority of independent directors. The Sarbanes-Oxley Act and rules of the SEC require that the Audit Committee be comprised solely of independent directors. The NYSE standards further require that the Compensation and Nominating/Corporate Governance Committees also be comprised solely of independent directors. On the basis of information solicited from each director, and upon the advice and recommendation of the Nominating/Corporate Governance Committee, the Board of Directors has determined that five of its current seven directors have no material relationship with Beazer Homes other than their relationship as members of the Board and are independent within the meaning of the Sarbanes-Oxley Act and the NYSE standards. In making these determinations, at the request of the Board, the Nominating/Corporate Governance Committee, with assistance from the Company's General Counsel, evaluated responses to an independence and qualification questionnaire completed annually by each director and follow up inquiries made to certain directors. The Committee made a recommendation that five directors be considered independent, which the Board subsequently discussed and adopted. The Board concluded that three of those five directors had no relationship with Beazer Homes other than their relationship as members of the Board. In the case of the other two, the responses to the questionnaire indicated a potential relationship with one or more companies that provided some goods or services to Beazer Homes. In each case, based upon the most recent information available, the amount paid for goods and services represented less than 1.0% of the providing companies' annual gross revenues. Accordingly, based upon the amount paid for the goods and services, the Board affirmatively determined that the relationships were not material either to Beazer Homes or to the other companies. Based on the foregoing, the Board of Directors of Beazer Homes had a majority of independent directors and each of the three committees of the Board were comprised entirely of independent directors in fiscal year 2004 and it is expected that the majority of directors and all committee members in fiscal 2005 will be independent as well. Accordingly, Beazer Homes was, in fiscal 2004, and continues to be in compliance with the requirements of the NYSE and the SEC for Board independence. Those directors serving during fiscal 2004 determined to be independent are Messrs. Alpert, Solari, and Zelnak and Misses Bayne and O'Connell.

Regularly Scheduled Executive Sessions of Non-management Directors

        In accordance with the NYSE standards, effective October 1, 2002, the Board of Directors adopted a policy of scheduling an executive session of non-management directors as a part of every regularly scheduled quarterly meeting of the Board of Directors. These non-management director meetings have been chaired by Mr. Beazer as Non-Executive Chairman of the Board. In addition, on November 4, 2003, the Board voted to hold at least one meeting annually at which the independent directors will meet in executive session, to be chaired by a lead independent director to be selected from time to time by the independent directors. These provisions are included in the Corporate Governance Guidelines adopted by the Board, which are posted and available for viewing in the Investor Information section of the Beazer Homes web site at www.beazer.com. The independent directors held a meeting on February 11, 2004 which was chaired by Mr. Solari.

        The Company maintains an ethics hotline which interested parties may contact via the Company's website at www.beazer.com or by telephoning 1-800-383-0863. All messages go directly to the Company's Vice President, Audit & Controls, where they are reviewed and investigated as appropriate. Where warranted after investigation, messages will be summarized and referred to the Audit Committee of the Company's Board of Directors for appropriate action. Stockholders wishing to communicate directly with the Non-Executive Chairman or non-management directors as a group may do so by addressing their communications to the hotline and specifically referencing them as communications for the Non-Executive Chairman or non-management directors.

Committee Charters

        In November 2002, the Board of Directors adopted revised written charters for the Audit, Compensation and Nominating/Corporate Governance Committees that were designed to comply with the requirements of the proposed NYSE standards and applicable provisions of the Sarbanes-Oxley Act and SEC rules. The charters were further updated during fiscal 2003 to conform to final NYSE standards and SEC rules. Each of those charters has been posted and is available for public viewing in the Investor Information section of the Beazer Homes web site at www.beazer.com. The amended and restated Audit Committee Charter was included as Appendix A to our proxy statement for the 2004 annual shareholders meeting.

Corporate Governance Guidelines

        Upon the advice and recommendation of the Nominating/Corporate Governance Committee, the Board of Directors initially adopted a set of corporate governance guidelines at a special meeting on December 19, 2002. Those guidelines address an array of governance issues and principles including director qualifications and responsibilities, access to management personnel and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance evaluations of the Board. In order to more closely align the interests of directors and management with the interests of stockholders, in August 2003, the Corporate Governance Guidelines were amended to require that directors and designated senior officers of the Company achieve and maintain meaningful levels of stock ownership in the Company, after a reasonable transition period. In November 2003, the Board further amended the Corporate Governance Guidelines to conform to final NYSE standards and to provide that, at least annually, the Company's independent directors will meet in executive session, chaired by a lead director chosen from time to time by the independent directors. Beazer Homes' corporate governance guidelines are posted and available for public viewing in the Investor Information section of the Beazer Homes web site at www.beazer.com.

Code of Business Conduct and Ethics

        On December 19, 2002, the Board of Directors adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees. This Code of Business Conduct and Ethics has been designed to comply with the requirement for a code of business conduct and ethics under applicable NYSE standards. In addition, the Code of Business Conduct and Ethics constitutes a code of ethics applicable to senior financial officers and the chief executive officer within the meaning of the Sarbanes-Oxley Act and SEC rules. This Code of Business Conduct and Ethics is posted and available for public viewing in the Investor Information section of the Beazer Homes web site at www.beazer.com. Employees of Beazer Homes are also subject to additional specific policies, guidelines and Company rules adopted from time to time governing particular types of conduct or situations. Such additional policies, guidelines or rules are supplemental to the posted Code of Business Conduct and Ethics, and in the case of any inconsistency between the two, employees are expected to comply with the more restrictive standard.

Procedures Regarding Director Candidates Recommended by Stockholders

        The Nominating/Corporate Governance Committee will consider candidates recommended for the Board of Directors by stockholders of the Company if the recommending stockholder or stockholders follows the procedures set forth in Article II, Section 14 of the Company's Second Amended and Restated Bylaws. The Bylaws provide that only persons nominated in accordance with the procedures set forth therein will be eligible to serve as directors. In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time it gives its notice of recommendation and must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to notice delivered to or mailed and received at the principal executive offices of the Company (i) in the case of a nomination for election at an annual meeting, not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company's notice of annual meeting for the preceding year's annual meeting; and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the date was made. In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year's annual meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the tenth day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made of the date.

        The stockholder notice must set forth the following:

  •
  As to each person the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed or is otherwise required pursuant to Regulation 14(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") which must include the written consent of the nominee to serve as a director if elected,

  •
  As to the nominating stockholder, such stockholder's name and address as they appear on the Company's books, the class and number of shares of the Company's common stock which are beneficially owned by such stockholder and which are owned of record by such stockholder, and

  •
  As to any other beneficial owner of the stock on whose behalf the nomination is made, the name and address of such person and the class and number of shares of the Company's common stock they beneficially own.

        In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

        Pursuant to the Company's Corporate Governance Guidelines, the Nominating/Corporate Governance Committee is directed to work with the Board as a whole on an annual basis to determine the appropriate characteristics, skills and experience for each Board member and for the Board as a whole. In evaluating these issues, the Committee takes into account many factors, including the individual directors' general understanding of marketing, finance and other elements relevant to the success of a large publicly-traded company in today's business environment, understanding of the Company's business on an operational level, education or professional background and willingness to devote time to Board duties. Each individual is evaluated in the context of the Board as a whole, with the objective of recommending a group of nominees that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment based on diversity of experience in the various areas described.

        To date, the Nominating/Corporate Governance Committee has not adopted a specific formal policy with respect to the consideration of director candidates recommended by stockholders and to date no director candidates have been recommended by stockholders. If a director candidate were to be recommended by a stockholder, the Nominating/Corporate Governance Committee expects that it would evaluate such candidate in the same manner it evaluates director candidates identified by the Committee.

Director Compensation

        Non-employee Directors (excluding Brian C. Beazer):    Non-employee directors other than Mr. Beazer received annual compensation of $30,000 in fiscal 2004 for services to Beazer Homes as members of the Board of Directors. This annual compensation has been increased to $35,000 for fiscal 2005. In addition, directors other than Mr. Beazer receive $1,500 for each meeting or teleconference of the Board of Directors or any of its committees attended as well as for attendance at the annual meeting of shareholders and separate meetings of the independent directors. In addition, for fiscal 2004, the Chair of the Audit Committee received a separate quarterly fee of $1,250 relating to her role as Chair, and the Chairs of the Compensation Committee and Nominating/Corporate Governance Committee each received a separate quarterly fee of $750 relating to their roles as Chair. For fiscal 2005, the aforementioned quarterly fees for Committee Chairs will be replaced with an annual fee of $5,000 for all Committee Chairs relating to their role as Chair. Committee Chairs, in addition to the payments described above, may also receive additional payments for meetings with the Non-Executive Chairman or other work in furtherance of their duties as Chair as approved from time to time by the Non-Executive Chairman. Directors may elect to defer receipt of up to 50% of their annual compensation under Beazer Homes' Director Stock Purchase Program. Deferred fees are represented by restricted stock units which vest over three years. The number of units received is determined based on a 20% discount from the actual closing stock price of Beazer Homes' common stock on the last day of the fiscal year. Pursuant to Beazer Homes' Non-Employee Director Stock Option Plan, each director receives a grant of 10,000 options to acquire common stock of Beazer Homes in connection with each director's initial election to the Board. In addition, during fiscal 2004 the Board granted each of Messrs. Alpert, Solari and Zelnak and Misses Bayne and O'Connell 500 stock options and 500 shares of restricted stock pursuant to the Amended and Restated 1999 Stock Incentive Plan. All directors receive reimbursement for reasonable out-of-pocket expenses incurred by them in connection with participating in meetings of the Board of Directors and any committees thereof.

        Brian C. Beazer:    For fiscal year 2004, we paid our Non-Executive Chairman of the Board $212,500 for services rendered. The Compensation Committee of the Board recommended and we have agreed to pay Mr. Beazer $225,000, for his services for fiscal 2005. Mr. Beazer may elect to defer receipt of up to 50% of his compensation (up to an amount equal to the annual compensation fee paid to the other directors) under Beazer Homes' Director Stock Purchase Program. Deferred fees are represented by restricted stock units which vest over three years. The number of units received is determined based on a 20% discount from the actual closing stock price of Beazer Homes' common stock on the last day of the fiscal year. Pursuant to our Non-Employee Director Stock Option Plan, Mr. Beazer received a grant of 10,000 options to acquire common stock of Beazer in connection with his initial election to the Board. In addition, the Board has periodically granted Mr. Beazer stock options pursuant to the Amended and Restated 1999 Stock Incentive Plan and the Amended and Restated 1994 Stock Incentive Plan in the period subsequent to his initial election to the Board. Mr. Beazer was granted 1,475 stock options and 1,180 restricted shares during fiscal 2004. In addition, for fiscal 2004 the Company agreed to pay, in incentive compensation, an amount up to 200% of Mr. Beazer's base compensation based on predetermined criteria relating to, among other things, the performance of the market price of Beazer Homes' common stock and the total return to Beazer Homes' stockholders relative to a selected peer group. Mr. Beazer received incentive compensation of $200,000 for fiscal year 2004.

        Other than described above, no director receives any compensation from Beazer Homes for services rendered as a director.

2.     AMENDMENT TO BEAZER HOMES' AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

        The Board of Directors proposes to amend the Company's Amended and Restated Certificate of Incorporation (the "Certificate") for the purpose of increasing the number of authorized shares of the Company's common stock from thirty million (30,000,000) shares to eighty million (80,000,000) shares and reducing the par value of the Company's common stock from $.01 per share to $.001 per share. A copy of the proposed Certificate of Amendment is attached hereto as Appendix A. If the Certificate of Amendment is approved at this Annual Meeting, the Company intends to execute the Certificate of Amendment and file the same with the Delaware Secretary of State. The proposed amendment will not affect the number of shares or the par value of the Company's authorized preferred stock, which is currently five million (5,000,000) shares, $.01 par value per share.

Vote Required

        The affirmative vote of holders of a majority of the outstanding Common Stock entitled to vote at the Annual Meeting is required to approve the amendment to the Company's Amended and Restated Certificate of Incorporation. If the proposed amendment is approved by the stockholders, it will become effective on the date the amendment is filed with the Delaware Secretary of State.

Recommendation

        We recommend that you vote for approval of the amendment of the Company's amended and restated certificate of incorporation. Please see the voting instructions on page 1 of this proxy statement for instructions on how to vote.

Reasons for the Amendment

        The Board of Directors has approved a three-for-one stock split in the form of a stock dividend to be effective upon approval of the amendment to the Certificate. The Company is seeking the amendment to allow the Company to effect the three-for-one stock split in the form of a stock dividend and to provide the Company with authorized shares for future corporate purposes as discussed below. The Board of Directors believes that increasing the number of authorized shares of Common Stock is essential to ensure that the Company will continue to have an adequate number of shares available for issuance. As of the record date of December 6, 2004, 13,838,226 shares of Common Stock were issued and outstanding and 2,769,651 shares of Common Stock were reserved for issuance upon exercise of outstanding stock options and future grants under the Company's compensation plans and the conversion of the Company's 4 5/8% Convertible Senior Notes due 2024. Therefore, only 13,392,123 shares remain available for future issuance by the Company, which is not sufficient to effect the three-for-one stock split in the form of a stock dividend. The Board of Directors believes it is in the Company's best interest to have additional shares available for issuance in order to meet future requirements of the Company in addition to the stock split. Future requirements may include issuances of securities to fund the Company's operations, to fund acquisitions of the Company, to meet future financing needs of the Company, to allow for additional options granted pursuant to the Company's existing or future stock incentive plans, to effect further stock splits or declare additional stock dividends, and for other corporate purposes. Other than for the approved stock split and current reserve needs, the Company has no present plans, understandings or agreements for the issuance or use of the proposed additional shares of Common Stock. However, the Board of Directors believes that if the authorized shares were increased currently only to cover the stock split and any additional increases were postponed until a specific need arose, the delay and expense incident to obtaining the approval of the Company's stockholders at that time could significantly impair the Company's ability to obtain equity financing or pursue common stock related transactions.

        The Board of Directors believes it is in the best interest of the Company to decrease the par value of its Common Stock in order to potentially minimize the amount of annual franchise taxes payable by the Company to the State of Delaware. Delaware bases the amount of annual franchise taxes payable by a corporation on both the number and par value of its authorized shares of stock. Because the Board of Directors proposes to increase the number of authorized shares of the Company's Common Stock, a simultaneous reduction in the par value of the Common Stock will prevent the increase in authorized shares from potentially resulting in a higher cost to the Company.

        The terms of the additional authorized shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of Common Stock, other than pursuant to the proposed stock split, would reduce the current stockholders' percentage ownership interest in the total outstanding shares of Common Stock. One of the effects of the proposed amendment might be to enable the Board to render it more difficult to, or discourage an attempt to, obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. The Board would, unless prohibited by applicable law, have additional shares of Common Stock available to effect transactions (such as private placements) in which the number of the Company's outstanding shares would be increased and would thereby dilute the interest of any party attempting to gain control of the Company. However, the amendment may encourage persons seeking to acquire the Company to negotiate directly with the Board enabling the Board to consider the proposed transaction in a manner that best serves the stockholders' interests.

3.     PROPOSAL TO APPROVE EXECUTIVE VALUE CREATED INCENTIVE PLAN

Introduction

        At the meeting, stockholders will be asked to approve the Executive Value Created Incentive Plan (the "Executive VCIP"). The Company is seeking such approval to preserve the full deductibility for federal income tax purposes of amounts paid by the Company under the Executive VCIP, as further discussed below. No additional shares of Company stock are required to be reserved for issuance under the Executive VCIP.

Vote Required

        The affirmative vote of the holders of a majority of the shares of Beazer Homes' common stock present or represented by proxies and entitled to vote on the matter at the annual meeting will be necessary for approval of the Executive VCIP.

Recommendation

        We recommend that you vote your shares in favor of the Executive Value Created Incentive Plan. Please see the Voting Instructions on page 1 of this proxy statement for instructions on how to cast your vote.

        The Executive VCIP is substantially similar to the value created incentive plan currently maintained by the Company for its Regional and Divisional Presidents and CFOs and Corporate employees at or above the level of Senior Vice President (the "Existing Plan"). If the Executive VCIP is approved, participants in this plan will no longer be eligible to participate in the Existing Plan. The Executive VCIP includes the following key provisions similar to the Existing Plan:

  1.
  Measurement of performance based on Value Created, a variation of economic value added, which measures the extent to which the Company and its operating divisions exceed their charge on capital;

  2.
  Cash bonus awards equal to pre-determined percentages of Value Created and Incremental Value Created (the annual change in Value Created);

  3.
  The same percentages of Value Created and Incremental Value Created as awarded in cash are also credited into a bank, subject to a limit on the aggregate bank, which is carried forward each year with one-third paid out annually and which is always at risk based on future performance;

  4.
  Annual limits on cash incentive compensation payments based upon a predetermined multiple of salary with any excess being placed in the bank, subject to the bank limit, and;

  5.
  Applies to the Company's executive officers, including the Chief Executive Officer and Chief Financial Officer.

        The Executive VCIP, similar to the Existing Plan, provides incentive compensation opportunities for superior performance based upon earnings in excess of the charge on capital, a gauge that the Company believes is consistent with its stockholders' objectives.

Summary of Executive VCIP

        The following summary of the Executive VCIP is qualified in its entirety by reference to the full text of the plan, attached hereto as Appendix B.

        The Company measures its financial performance based upon Value Created, which is defined as earnings before interest and taxes ("EBIT") minus a capital charge based on capital employed. The calculation of Value Created is represented below:

        Value Created = EBIT - (capital charge × capital employed)

        For the Executive VCIP, the capital charge ranges from 11% to 14%.

        The Company will award incentive compensation to participants in the Executive VCIP based upon the overall company performance measured in terms of Value Created. The key provisions in determining awards under the Executive VCIP are as follows:

  1.
  Percent of Value Created Paid in Cash—Value Created, if positive, is multiplied by a predetermined percentage to determine a component of the cash incentive compensation payment. This percentage is determined on a graduated scale which decreases as Value Created increases. For instance, for fiscal 2005, for Value Created of up to $5 million, Mr. McCarthy's percentage is 2.5%, for the next $5 million it is 1.5%, for the next $10 million it is 1.0%, for the next $40 million it is 0.85% and for all Value Created over $60 million it is 0.625%.

  2.
  Percent of Incremental Value Created Paid in Cash—Incremental Value Created, if positive, is multiplied by a predetermined percentage to determine a component of the cash incentive compensation payment. This percentage is fixed regardless of the level of Value Created and for Mr. McCarthy will be 2.5% in fiscal 2005.

  3.
  Banks—Each year, the percentages of Value Created and Incremental Value Created described above are also applied to Value Created and Incremental Value Created, respectively, whether positive or negative, and the resulting amounts are put into the participant's bank. If the amounts are negative, the banks are reduced. At the end of each year, one-third of the amount held in the bank, if positive, will be paid in cash to the participant. If negative, one-third of the bank balance may reduce or eliminate the cash payment for that year. The remaining bank amount, positive or negative, will be carried forward to future years. The bank is always at risk, is never vested, and is lost if the participant's employment with the Company terminates for any reason.

  4.
  Cash Payment Limit—The total cash payable based on the calculations described above, after deduction for any amounts deferred by the participant, is subject to a limit based on a predetermined multiple of each participant's salary. Under the Executive VCIP, such multiple increases as Value Created increases. For fiscal 2005 for Mr. McCarthy, such multiple ranges from 3.825 times his salary for Value Created of $5 million or less to 8.0 times his salary for Value Created of $60 million or more.

  5.
  Bank Limit—Under the Executive VCIP, the amount held in the bank at the end of any year will be limited to an amount equal to the annual cash payment limit for that year, determined as described in 4 above.

  6.
  Award of Excess Bank at Discount—The excess of the bank over the limit described above will be reduced by 75%, with the remaining 25% awarded to the participant in shares of restricted stock (subject to the availability of restricted stock under the Company's stockholder approved stock compensation plan) or deferred compensation. The remaining 75% will be forfeited. Such restricted stock or deferred compensation vests after three years.

  If the Executive VCIP is approved by the stockholders, the ending bank balances currently in place under the Existing Plan for participants in the Executive VCIP will be transferred to the Executive VCIP and carried forward as the opening bank balances for the Executive VCIP.

  7.
  Portion of Ending Bank Awarded in Deferred Compensation—At the end of each year, 10% of the ending bank balance, after current year adjustments, cash payments and any reduction for excess over the limit, is awarded in deferred compensation which vests in three years.

  8.
  Additional Performance Factors—The annual incentive payments once calculated based on Value Created and Incremental Value Created as described above, will be adjusted based on certain performance factors. Generally, incentive payments may be increased by up to 10% based on achievement of certain profitable growth measures related to revenue and profit margin. Incentive payments may be reduced by up to 10% based on scores received under the Company's (i) customer satisfaction surveys and (ii) construction quality and workplace safety requirements, respectively. Specific targets and related adjustments to the incentive payment will be adopted by the Compensation Committee in connection with the administration of the Plan.

  9.
  Limit on Total Awards—There is an absolute limit per participant per year of $10 million on total cash paid and restricted stock and deferred compensation awarded and/or paid under item 6 above not taking into account the performance factor adjustments and of $11 million after such adjustments are taken into account.

        Restricted stock awarded under the Executive VCIP will be awarded pursuant to the terms of the Beazer Homes USA, Inc. Amended and Restated 1999 Stock Incentive Plan, previously approved by the stockholders. No additional shares of Company stock are required to be reserved for issuance under the plan to cover awards related to the Executive VCIP. Amounts awarded as deferred compensation under the Executive VCIP will be awarded pursuant to the terms of one or more deferred compensation plans otherwise maintained by Beazer Homes.

        Since payments under the Executive VCIP are made based on Value Created and Incremental Value Created in the applicable year, amounts to be allocated under the Executive VCIP cannot be determined at this time.

History of the Existing Plan and Reasons for Adoption of the Executive VCIP

        In fiscal 1997, the Company began compensating certain corporate executives under a predecessor to the Existing Plan. In fiscal 1998, this initial plan was extended to other members of both corporate and operating management. The Existing Plan was presented to and initially approved by stockholders at the Company's annual meeting of stockholders held on February 4, 1999 and has been modified with stockholder approval on two occasions.

        The Existing Plan was initially structured to qualify payments under the Plan as "performance based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (the "Code") as further described below. In light of amendments recently approved by the Compensation Committee of the Board of Directors to the Existing Plan, it was determined that compensation under that plan for fiscal years starting with fiscal 2005 will no longer satisfy the "performance-based compensation" criteria of Section 162(m). Therefore, the Compensation Committee has adopted the Executive VCIP, subject to stockholder approval, and, assuming receipt of such approval, intends to prohibit executive officers, including the Chief Executive Officer, of the Company from participating in the Existing Plan. Each executive officer would become a participant under the Executive VCIP. No other employees of the Company would participate in the Executive VCIP. In this manner, the Executive VCIP can continue to be structured to qualify as "performance-based compensation" under 162(m) as described below.

Administration of the Executive VCIP

        The Executive VCIP will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority under the Executive VCIP to reduce or disallow any payment or award thereunder on a case-by-case basis as appropriate, including as a result of the following: (a) if a participant has breached any corporate policy or ethical standard, or (b) if a participant has pursued any particular business policy to advance self-interest at the expense of the interests or policies of the Company, provided that no reduction or disallowance shall be allowed to cause an increase in any other participant's payment or award. The Compensation Committee intends to review the Executive VCIP for potential changes at least every three years and reserves the right to amend it for any fiscal year prior to the commencement of such fiscal year, subject to stockholder approval if required by law, the rules of the New York Stock Exchange or to continue to qualify payment under Section 162(m) of the Code as described below.

Tax Deductibility of Awards Under the Executive VCIP as Performance-Based Compensation Plan

        Section 162(m) of the Code, generally provides that corporate deductions will be disallowed for annual compensation in excess of $1,000,000 paid to certain executive officers subject to certain exceptions and exclusions. The Compensation Committee's policy is to design and administer the Company's executive compensation program to minimize any loss of tax deductibility, while at the same time ensuring that Beazer Homes' compensation program remains competitive. Generally, the Company's incentive plans, including the Executive VCIP, are intended to qualify payments under the plans as "performance-based compensation", which is not subject to the $1,000,000 cap on deductibility.

Certain Federal Income Tax Consequences

        The following is a summary of certain federal income tax consequences generally applicable to awards under the Executive VCIP. This summary does not discuss all of the tax consequences that may be relevant to a participant in light of their particular circumstances. Participants should consult their own tax advisors as to the particular tax consequences of the awards that may be payable under the Executive VCIP.

        With respect to an award that is payable in cash and not subject to substantial risk of forfeiture, the participant must recognize the amount of such cash award as ordinary income, and the Company will be entitled to a tax deduction for the same amount subject to certain rules of deductibility, such as those under Section 162(m) of the Code. With respect to a cash award that is made as deferred compensation, the participant must recognize the amount of such deferred compensation as ordinary income at the time it becomes no longer subject to substantial risk of forfeiture (generally, when it is paid), and the Company will be entitled at that time to a tax deduction for the same amount subject to certain rules of deductibility, such as those under Section 162(m) of the Code.

        With respect to the award of shares of common stock that are restricted as to transferability and subject to substantial risk of forfeiture, such as shares of restricted stock for any excess bank, unless a special election is made pursuant to Section 83(b) of the Code, the holder of the award must recognize ordinary income equal to the excess of (1) the fair market value of the shares received, determined as of the first time the shares become transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, over (2) the amount, if any, paid for such shares of common stock by the holder. The Company will be entitled at that time to a tax deduction for the same amount subject to certain rules of deductibility, such as those under Section 162(m) of the Code. If an election under Section 83(b) of the Code is made, the holder of the award must recognize ordinary income equal to the excess of (1) the fair market value on the date of grant of the award over (2) the amount, if any, paid for such shares of common stock by the holder. In that case, the Company will be entitled to a tax deduction for the same amount for the taxable year of the grant subject to certain rules of deductibility, such as those under Section 162(m) of the Code. If shares are later disposed of by the holder, any further gain will generally be treated as short-term or long-term capital gain by the holder, depending on the holding period, and taxed accordingly.

REPORT OF THE AUDIT COMMITTEE

        For fiscal 2004, the Audit Committee operated under a written charter adopted by the Board of Directors. In November 2003, The Board of Directors revised its written charter to comply with the requirements of the Sarbanes-Oxley Act and applicable SEC and NYSE rules. Each member of the Audit Committee is independent and financially literate in the judgment of our Board of Directors and as required by the Sarbanes-Oxley Act and applicable SEC and NYSE rules. The board has also determined that Ms. O'Connell is an "audit committee financial expert," as defined under SEC regulations, and is independent of management of the Company. In addition, the written charter of the Audit Committee prohibits membership by any director who serves on the audit committee of three or more companies whose stock is publicly traded.

        Management is responsible for our internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee's responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter.

        The Audit Committee reviewed and discussed with Beazer Homes' management the audited financial statements of Beazer Homes for the fiscal year ended September 30, 2004. The Audit Committee has discussed with its independent auditors, Deloitte & Touche LLP, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

        The Audit Committee has also received a letter from Deloitte & Touche LLP required by Independence Standards Board Statement No. 1 (Independence Discussion with Audit Committees) and discussed with Deloitte & Touche LLP their independence.

        Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2004 for filing with the Securities and Exchange Commission.

        The Audit Committee has considered whether the provision of the non-audit services described below by Deloitte & Touche LLP is compatible with maintaining the independent auditor's independence and has concluded that the provision of these services does not compromise such independence.

                      Maureen E. O'Connell
                      Laurent Alpert
                      Stephen P. Zelnak, Jr.

                       The Members of the Committee

PRINCIPAL ACCOUNTING FIRM FEES

        For the fiscal years ended September 30, 2004 and 2003, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche").

        Audit and audit-related fees aggregated $582,600 and $530,673 for the fiscal years ended September 30, 2004 and 2003, respectively and were composed of the following:

        Audit Fees:    The aggregate fees billed for the audit of our annual financial statements for the fiscal years ended September 30, 2004 and 2003 and for reviews of the financial statements included in our Quarterly Reports on Form 10-Q were $471,225 and $427,800, respectively.

        Audit-Related Fees:    The aggregate fees billed for audit-related services for the fiscal years ended September 30, 2004 and 2003 were $111,375 and $102,873, respectively. These fees relate to assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. These services include: employee benefit and compensation plan audits, attestations by Deloitte that are not required by statute or regulation, and consulting on financial accounting/reporting standards.

        Tax Fees:    The aggregate fees billed for tax services for the fiscal years ended September 30, 2004 and 2003 were $470,793 and $654,370, respectively. These fees relate to professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. These services include preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance, and tax work stemming from "Audit-Related" items. The aggregate fees billed for tax compliance and advice services for fiscal years ended September 30, 2004 and 2003 were $438,031 and $489,670, respectively. The aggregate fees billed for tax planning services for fiscal years ended September 30, 2004 and 2003 were $32,762 and $164,700, respectively. The aggregate fees for tax services for the fiscal year ended September 30, 2003 have been amended from the amount presented in the prior year proxy due to payment for certain services at an amount lower than had been originally billed.

        No other fees were paid to Deloitte & Touche in either fiscal year 2004 or fiscal year 2003.

        The Audit Committee annually approves each year's engagement for audit services in advance. The Committee has also established complementary procedures to require pre-approval of all permitted non-audit services provided by the Company's independent auditors. All non-audit services described above were pre-approved by the Audit Committee in fiscal 2004. In addition, the Audit Committee reviewed and approved the amended fees for tax services for the fiscal year ended September, 30, 2003, as described above.

INDEPENDENT AUDITORS

        The Audit Committee of the Board of Directors has selected the firm of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending September 30, 2005. Deloitte & Touche LLP has served as independent auditors for Beazer Homes since our fiscal year ended September 30, 1996. Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth information as of December 6, 2004 with respect to the beneficial ownership of our common stock by individual Directors and nominees for the Board of Directors, executive officers named in the Summary Compensation Table below, and all directors and executive officers as a group. Except as otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to all shares.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned(1)	Percent of Outstanding
Laurent Alpert Director	12,000	*
Katie J. Bayne Director	1,000	*
Brian C. Beazer Non-Executive Chairman of the Board of Directors	39,466	*
Ian J. McCarthy President, Chief Executive Officer and Director	281,964	2.0%
Maureen E. O'Connell Director	1,000	*
Larry T. Solari Director	10,205	*
Stephen P. Zelnak, Jr. Director	1,000	*
Michael H. Furlow Executive Vice President and Chief Operating Officer	66,484	*
James O'Leary Executive Vice President and Chief Financial Officer	18,006	*
Michael T. Rand Senior Vice President, Corporate Controller	15,334	*
Jonathan Smoke Senior Vice President and Chief Information Officer	5,560	*
Directors and Executive Officers as a Group (15 persons)	481,742	3.5%

*
Less than 1%

(1)
The number of shares for Messrs. Alpert, Beazer, McCarthy, Solari, Zelnak, Furlow, O'Leary, Rand and Smoke, and Misses Bayne and O'Connell includes 1,000, 2,202, 93,965, 1,000, 1,000, 58,094, 17,696, 10,130, 5,327, 1,000, and 1,000 shares of restricted stock, respectively. Such shares of restricted stock were awarded under the Amended and Restated 1999 Stock Incentive Plan and will vest unconditionally from three to seven years from the date of grant. Certain of these shares may vest earlier based on certain performance criteria. See footnote 3 to "Summary Compensation Table" below. The number of shares for Messrs. McCarthy, Furlow, O'Leary, Rand and Smoke does not include the right to receive 18,208, 6,078, 5,315, 1,227, and 1,693 shares, respectively, of common stock, currently represented by restricted stock units, which each of Messrs. McCarthy, Furlow, O'Leary, Rand and Smoke is entitled to receive three years from the award date in lieu of a portion of their respective fiscal year 2002, 2003 and 2004 cash bonuses (when applicable). See footnote 1 to "Summary Compensation Table" below. The number of shares for Messrs. Beazer and Zelnak and Misses Bayne and O'Connell does not include the right to receive 652, 175, 143 and 261 shares, respectively, of common stock, currently represented by restricted stock units, which they are entitled to receive three years from the award date in lieu of a portion of their respective fiscal year 2002, 2003 and 2004 director fees (when applicable). The number of shares for Messrs. McCarthy, Furlow, O'Leary, Rand and Smoke includes 1,562, 1,398, 310, 600, and 233 shares of the Company's common stock, respectively, held through the Company's 401(k) Savings Plan. The number of shares for Messrs. Beazer, Alpert, McCarthy and Solari, includes 14,962, 10,000, 59,845, and 7,705 stock options, respectively, which were fully vested and exercisable at, or will vest within 60 days of, December 6, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than ten percent of our stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes of ownership with the SEC and the NYSE. These parties are required to furnish us with copies of forms they file. Based solely on a review of the copies of the Section 16(a) forms and amendments thereto received by us and on written representations that no other reports were required, we believe that all reports required pursuant to Section 16(a) for fiscal year 2004 were timely filed by all persons known by us to be required to file such reports with respect to our securities.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of September 30, 2004 with respect to our shares of common stock that may be issued under our existing equity compensation plans, all of which have been approved by our stockholders:

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Common Shares Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	607,268	$58.78	1,007,348

EXECUTIVE COMPENSATION

Report of the Compensation Committee

        The Compensation Committee ("the Committee") administers our Amended and Restated 1999 Stock Incentive Plan, and the Amended and Restated Value Created Incentive Plan, as well as any other bonus or incentive compensation plans. The Committee also establishes performance goals and criteria, evaluates performance and approves the compensation of the Chief Executive Officer and other key executives, based on its evaluation. The Committee also recommends the Non-Executive Chairman's compensation arrangement to the Company.

        Effective October 1, 2002: (i) the Stock Option and Incentive Committee was combined with and merged into the Committee; (ii) the Board of Directors adopted a revised written charter for the Committee designed to comply with requirements of the Sarbanes-Oxley Act and corporate governance rules of the NYSE, and (iii) the composition of the Committee was changed at that time so that the Committee consisted solely of directors the Board determined to be independent as defined by the NYSE. Since December 2003, the Committee has consisted of Messrs. Solari and Zelnak and Ms. Bayne, all of whom the Board has determined to be independent as defined by the NYSE. Since October 1, 2002, the Committee has been chaired by Mr. Solari.

        The Committee is accountable to the Board of Directors for developing, monitoring and managing the executive compensation programs of the Company. More specifically, the Committee administers cash-based compensation programs for all members of senior management, which includes all of the Named Executives. The Committee consults with Watson Wyatt & Company, independent consultants, on matters regarding executive compensation and our compensation plans.

        Our compensation programs have been aligned with the Committee's beliefs that:

  1.
  base salaries should be at the median for similar positions in the homebuilding industry;

  2.
  annual incentive opportunities should represent a significant portion of total cash compensation for executives, and provide meaningful downside risk and upside opportunity for variations in performance from budgets and relative to our peers; and

  3.
  stock incentives should include executive ownership of our equity as well as ownership of stock options in order to link executives' rewards directly with stockholders' risks and opportunities.

        It is the Committee's further belief that managing a compensation program around these principles will place executives' and stockholders' interests together and enhance the financial returns to our stockholders relative to the group of comparable homebuilding companies (the "Peer Group"), consisting of Centex, D.R. Horton, K. Hovnanian, KB Home, Lennar, MDC, NVR, Pulte, Ryland, and Toll Brothers. Each component of compensation is described more fully below.

Employment Agreements

        In fiscal 2004, the Committee reviewed and approved amended and restated employment agreements and supplemental employment agreements for the Named Executives to update their terms based on current competitive practice and in advancement of shareholders' interests. The committee engaged PricewaterhouseCoopers LLP, Consultants as advisors in establishing the terms of such employment and supplemental employment agreements.

Base Salary

        Base salaries for executives are determined by the Committee based on comparisons of industry salary practices for positions of similar responsibilities and size, and on individual and business unit performance as presented by the Committee's Chairman, Mr. Solari, based upon input from the Non-Executive Chairman, Mr. Beazer, and the Chief Executive Officer, Mr. McCarthy, other than for themselves and, in certain cases, in consultation with Watson Wyatt & Company. Effective November 4, 2004, the Committee approved salary increases for the Named Executives, other than the Chief Executive Officer, that ranged 3.85% to 23.08% and averaged 14.25%.

Annual Incentives—The Existing Value Created Incentive Plan

        We pay incentive compensation to our corporate executives and certain key employees under the Value Created Incentive Plan or VCIP. The awards under this Plan are made based upon Beazer Homes and our operating divisions making operating profit in excess of our cost of capital. The amount of operating profit in excess of cost of capital is referred to as Value Created.

        Employees participating in the VCIP each year are paid a set percentage of Value Created (if positive) and a set percentage of the increase in Value Created over the prior year (if positive), referred to as Incremental Value Created. The percentage of Value Created is determined on a graduated scale which decreases as Value Created increases. The percentage of Incremental Value Created is fixed regardless of the level of Value Created. Exact percentages are determined by the participant's position. In addition, the same percentages of Value Created and Incremental Value Created (whether positive or negative) are put into a bank, which is always at risk, may be paid out over three years, and can be reduced by future negative performance.

        Based upon our financial performance, incentive amounts under the VCIP in fiscal 2004, including compensation that was deferred under the plan, were $5,488,875 to Mr. McCarthy and an aggregate of $5,930,901 to the other Named Executives. Such amounts include $548,803 and $481,849, respectively, which was deposited into a bookkeeping account (the "Account") as restricted stock units ("RSUs") issuable in three years, under our Amended and Restated Corporate Management Stock Purchase Program ("CMSPP"). The number of shares represented by these RSU's, 6,418 and 5,635, respectively, is based upon a stock price of $85.51 per share, which is a 20% discount from the actual closing stock price ($106.89 per share) at September 30, 2004.

        Each year, the Committee has the right to review and revise the formula used to calculate incentive compensation payments under the VCIP. Any changes approved by the Committee on or before the end of the first quarter of any fiscal year may be applied to awards under the VCIP for the then current fiscal year. During November 2003, the Committee approved certain changes to the formula used to calculate awards under the VCIP for the Company's top three executive officers and five regional presidents, subject to the maximum per person cap stated in the plan of $5.5 million. These changes included an increase of the multiplier of salary used to determine the cash payout and were designed to conform the formula to the Company's current business plan and environment, including its cost of capital. These revisions to the formula resulted in an increase in the amounts paid to these executives under the VCIP, including Mr. McCarthy, Mr. Furlow and Mr. O'Leary.

        During the annual meeting, the stockholders will be asked to approve a separate Executive VCIP, which will apply, if approved, to the Company's executive officers at the level of Corporate Senior Vice President and above beginning with fiscal 2005 and is substantially similar to the Existing VCIP. The Company is seeking such approval to preserve the full deductibility for federal income tax purposes of amounts paid by the Company under the Executive VCIP as further discussed in the proposal. The full text of the Executive VCIP is included in Appendix B.

Annual Incentives—The Corporate Management Stock Purchase Program

        In order to promote ownership of our stock by key executives, we maintain the Corporate Management Stock Purchase Program or CMSPP. Under the CMSPP, certain key executives may, at their option, have a portion of their bonuses deposited into an Account as Restricted Stock Units (or RSUs) representing shares of our common stock. The number of RSUs deposited is determined based on a per share price calculated at a 20% discount from the closing stock price of our common stock on the date of award. Shares represented by RSU's are issuable three years from the date of award, subject to vesting requirements; until issued the shares cannot be sold, assigned, pledged or encumbered.

Equity-based Incentives

        We utilize two equity-based, longer-term incentive programs: stock options and restricted stock. Prior to May 2003, we utilized performance accelerated restricted stock ("PARS"). Grants of stock options and restricted stock are generally not made more often than every year. Interim grants are made for new executive appointments. During fiscal year 2004, an aggregate of 89,413 stock options were granted to members of our management, of which 31,222 were granted to Named Executives. During fiscal year 2004, an aggregate of 42,268 restricted shares were granted to members of our management, of which 24,979 were granted to Named Executives.

        In May 2003, the Compensation Committee approved a proposal in which future stock options granted would expire seven years after grant and future grants of restricted shares would be restricted from use or sale for five years from grant and no longer have vesting acceleration provisions. Executives who resign from Beazer, or are terminated for cause before grants are vested, forfeit their unvested options, restricted shares and PARS.

        Stock options are granted at 100% of fair market value on the date of grant, fully vest after three years from grant and expire seven years after grant (ten years for options granted prior to May 2003). PARS are restricted from use or sale for seven years from grant, provided, however, that if our stock price appreciation and dividend payments, if any, reach certain targeted goals, the restrictions can lapse as early as three years (50%) and four years (50%) from the date of grant.

        Grants of stock options and restricted stock are based on the Compensation Committee's assessment of competitive practices, past award histories and recommendations from our Non-Executive Chairman of the Board and our Chief Executive Officer, other than for themselves. The Amended and Restated 1999 Stock Incentive Plan contains a prohibition on re-pricing options without stockholder approval.

Deferred Compensation Plan

        Effective January 1, 2002, we adopted the Beazer Homes USA, Inc. Deferred Compensation Plan (the "Plan") to provide eligible employees the opportunity to defer receipt of current compensation. The amount of compensation deferred by each participant in the Plan is determined based on elections by the Plan participants and paid in accordance with the terms of the Plan. In addition, contributions, which vest after three years, are made to the Plan under the VCIP. For fiscal 2004, we provided contributions under the VCIP and matching cash contributions equal to 50% of the first 6% of compensation deferred under the Plan, reduced by the matching contributions credited to the participant under our 401(k) Savings Plan. Our total contributions were $2,814,000 for fiscal 2004, which included $357,844 for the Named Executives. The amount for the Named Executives included discretionary lump sums in lieu of matching contributions for Mr. McCarthy, Mr. Furlow, and Mr. O'Leary of $200,000, $100,000, and $50,000, respectively. Deferred amounts and Company contributions are deposited in a trust that qualifies as a grantor trust under the Internal Revenue Code of 1986, as amended. The funds are invested in individual participant life insurance contracts. We own these contracts and are the sole beneficiary. Participants must elect investments for their deferrals and matching contributions from a variety of benchmark funds. The return on the underlying investments determines the amount of earnings and losses that are credited or debited to the participants' account. Amounts deferred and earnings and losses thereon are 100% vested. For fiscal 2004, the Company contributions and earnings and losses thereon vest on the same schedule as our 401(k) Savings Plan. Our obligations under the Plan are unsecured general obligations and rank equally with our other unsecured general creditors.

Chief Executive Officer Compensation

        In determining Mr. McCarthy's compensation the Committee considers our financial and non-financial performance, as well as an analysis of Mr. McCarthy's total compensation in relation to other chief executive officers in our homebuilding industry Peer Group.

        Mr. McCarthy's base salary at the end of fiscal year 2004 was $900,000. Based upon salary compensation of Chief Executive Officers in our Peer Group derived from publicly available data for the homebuilding industry, and Mr. McCarthy's individual performance, the Committee granted Mr. McCarthy a salary increase of 33% effective January 2005, raising his annual salary to $1,200,000.

        Under the VCIP, Mr. McCarthy receives a set percentage each of Value Created, determined on a graduated scale which decreases as Value Created increases and Incremental Value Created which is fixed regardless of the level of Value Created, as a bonus and has the same percentages put into his bank. Based upon our financial performance in fiscal year 2004, Mr. McCarthy received $5,488,875 (of which $548,803 was deferred and deposited as RSU's under the CMSPP) under the VCIP and his ending bank balance is $3,542,501, which is always at risk, may be paid out over three years, and can be reduced by future negative performance.

Tax Deductibility of Compensation

        It is the Committee's general policy to consider whether particular payments and awards are deductible to Beazer Homes for Federal income tax purposes, along with other factors, which may be relevant in setting executive compensation practices. The Internal Revenue Service limits the deductibility for Federal income tax purposes of executive compensation payments in excess of $1 million subject to certain exemptions and exceptions.

                      Larry T. Solari
                      Katie J. Bayne
                      Stephen P. Zelnak, Jr.

                       The Members of the Committee

SUMMARY COMPENSATION TABLE

        The following table sets forth the cash and non-cash compensation for each of our last three fiscal years awarded to or earned by our Chief Executive Officer and the four other most highly paid executive officers whose salary and bonus earned in fiscal year 2004 for services rendered to Beazer Homes exceeded $100,000.

		Annual Compensation					Long-term Compensation Awards
Name and Principal Position	Fiscal Year	Salary		Bonus (1)		Other Annual Compensation (2)	Restricted Stock Awards (3)		Number of Securities Underlying Options	LTIP Payouts	All Other Compensation (4)
Ian J. McCarthy: President and Chief Executive Officer	2004 2003 2002	$ $ $	887,500 850,000 700,000	$ $ $	5,488,875 2,404,187 2,100,000	— — —	$ $	1,190,021 — 1,960,027	15,043 38,093 24,608	— — —	$ $ $	206,500 206,000 155,500
Michael H. Furlow: Executive Vice President and Chief Operating Officer	2004 2003 2002	$ $ $	637,500 600,000 475,000	$ $ $	3,378,982 1,418,345 1,187,500	— — —	$ $	720,044 — 1,044,052	9,102 23,048 13,108	— — —	$ $ $	106,500 106,000 79,750
James O'Leary: Executive Vice President and Chief Financial Officer	2004 2003 2002	$ $ $	452,500 354,167 63,760	$ $ $	1,845,406 675,125 142,500	— — —	$ $	458,704 — 520,450	5,798 7,683 3,500	— — —	$ $	56,638 27,596 —
Michael T. Rand: Senior Vice President, Chief Accounting Officer	2004 2003 2002	$ $ $	257,500 220,883 185,000	$ $ $	399,013 210,259 185,000	— — —	$ $	54,977 — 121,387	695 2,241 1,524	— — —	$ $ $	10,100 9,542 5,693
Jonathan P. Smoke: Senior Vice President, Chief Information Officer	2004 2003 2002	$ $ $	240,000 210,000 202,000	$ $ $	307,500 169,585 151,500	— — —		$46,177 — —	584 1,601 762	— — —	$ $ $	10,872 9,822 6,418

(1)
For Messrs. McCarthy, Furlow, O'Leary, Rand, and Smoke, includes $548,803, $0, $369,061, $39,848 and $72,940, respectively, which is represented by restricted stock units deposited into an account pursuant to the CMSPP in 2004. For Messrs. McCarthy, Furlow, O'Leary, Rand and Smoke, includes $360,624, 0, $67,425, $22,012, and $15,597, respectively, which is represented by restricted stock units deposited into an account pursuant to the CMSPP in 2003. For Messrs. McCarthy, Furlow, Rand, and Smoke, includes $314,969, $296,850, $21,245, and $29,744 respectively, which is represented by restricted stock units deposited into an account pursuant to the CMSPP in 2002.

(2)
The aggregate amount of certain perquisites and other benefits provided to each of the officers listed above did not exceed the lesser of $50,000 or 10% of his total annual salary and bonus in any of the years reported and so is not required to be included in the table.

(3)
For fiscal 2004, dollar value based on the closing price per share ($98.88) of Beazer Homes' common stock on the award date. For fiscal 2002, dollar value based on the closing price per share ($79.65) of Beazer Homes' common stock on the award date. For fiscal 2003 Messrs. McCarthy, Furlow, O'Leary, Rand, and Smoke received 46,288, 30,873, 1,760, 7,549, and 4,398 shares of restricted stock, respectively, not included above as such shares of restricted stock were awarded in settlement of the executives' VCIP banks pursuant to an amendment to the VCIP which was approved by our stockholders at the 2003 annual meeting. All restricted shares constituting PARS will vest unconditionally seven years from the grant date, but could vest earlier if total return to stockholders of Beazer Homes exceeds 15% per year over a rolling three year period. Shares of restricted stock granted after May 2003 will be restricted from use or sale for five years from grant and no longer have vesting acceleration provisions. As of December 6, 2004, Messrs. Alpert, Beazer, McCarthy, Solari, Zelnak, Furlow, O'Leary, Rand and Smoke, and Misses Bayne and O'Connell had aggregate restricted stock holdings of 1,000, 2,202, 93,965, 1,000, 1,000, 58,094, 17,696, 10,130, 5,327, 1,000, and 1,000, respectively, on which dividends will be paid.

(4)
Represents matching contributions by the Company under its 401(k) plan, and, for fiscal 2004, discretionary and matching contributions by the Company under its Deferred Compensation Plan of $200,000, $100,000 $50,000,

  $3,369, and $4,475, respectively for Messrs. McCarthy, Furlow, O'Leary, Rand, and Smoke, for fiscal 2003, discretionary and matching contributions by the Company under its Deferred Compensation Plan of $200,000, $100,000, $21,733, $3,184, and $4,022, respectively for Messrs. McCarthy, Furlow, O'Leary, Rand, and Smoke, and for fiscal 2002, discretionary and matching contributions by the Company under its Deferred Compensation Plan of $150,000, $75,000, $120 and $834 respectively, for Messrs. McCarthy, Furlow, Rand and Smoke.

Stock Options

        The following tables summarize stock option grants and exercises during fiscal year 2004 to or by the Named Executives and the grant date present values of the options held by such persons at the end of fiscal year 2004.

Option Grants for Fiscal Year 2004 (1)

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year 2004	Exercise or Base Price	Expiration Date	Grant Date Present Value(2)
Ian J. McCarthy	15,043	16.8%	$98.88	2/10/2011	$40.81
Michael H. Furlow	9,102	10.2%	$98.88	2/10/2011	$40.81
James O'Leary	5,798	6.5%	$98.88	2/10/2011	$40.81
Michael T. Rand	695	0.8%	$98.88	2/10/2011	$40.81
Jonathan P. Smoke	584	0.7%	$98.88	2/10/2011	$40.81

(1)
Options were granted on February 10, 2004. Options vest over a three year period and expire after seven years.

(2)
Grant date present values were calculated using the Black-Scholes pricing model. The model used by the Company employed the following assumptions for the grant: (i) expected volatility of 44.14%; (ii) risk-free rate of return of 3.13%; (iii) dividend yield of 0.40%; (iv) expected life of 5.0 years; and (v) an annual forfeiture rate of 0%. No discount for nontransferability was applied.

Aggregated Option Exercises in Fiscal Year 2004 and Value at End of Fiscal Year 2004

			Number of Securities Underlying Unexercised Options Held at End of Fiscal Year 2004
					Value of Unexercised In-the-Money Options at End of Fiscal Year 2004(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ian J. McCarthy	141,127	$11,200,675	59,845	77,744	$4,956,812	$2,482,526
Michael H. Furlow	—	—	58,739	45,258	$5,078,586	$1,453,531
James O'Leary	—	—	—	16,981		$501,534
Michael T. Rand	3,990	$316,636	—	4,460		$146,604
Jonathan P. Smoke	—	—	—	2,947		$96,535

(1)
Represents the difference between the closing price per share of common stock on September 30, 2004 ($106.89) as reported by the NYSE and the exercise price of the options.

Employment Agreements

        On September 1, 2004, Beazer Homes entered into amended and restated employment agreements (the "Employment Agreements") with each of the following Named Executives: Ian J. McCarthy, Michael H. Furlow, James O'Leary, and Michael T. Rand. The Employment Agreements set forth the basic terms of employment for each Executive, including base salary, bonus and benefits, including benefits to which each Executive is entitled if his employment is terminated for various reasons.

        The Employment Agreement between the Company and Mr. McCarthy is effective for a three year period. The Employment Agreements between the Company and Messrs. Furlow and O'Leary are each effective for a two year period. The Employment Agreement between the Company and Mr. Rand is effective for a one year period. Each Employment Agreement will be extended for successive one year periods unless earlier terminated by the Company or the Executive or otherwise terminated in accordance with the respective Employment Agreement. In addition, each Employment Agreement contains certain non-competition and confidentiality provisions.

        Generally, if the Executive's employment is terminated by the Company for "cause" (as defined in the Employment Agreements) or as a result of the Executive's death or disability, the Executive will be entitled to receive an amount equal to his base salary through the effective date of termination, and all other amounts to which the Executive may be entitled under his Employment Agreement to the effective date of termination, including bonus amounts (for the termination reasons described, other than for "cause"), which will be prorated to the date of termination.

        In the event an Executive's employment is terminated by the Company other than for cause (or in the case of Mr. McCarthy, terminated by the executive for good reason), the Executive will be entitled to receive an amount equal to the sum of (1) Executive's annual base salary, and (2) the average annual bonus for the severance period, as defined in each Executive's Employment Agreement. Executives also continue to participate in the Company's benefit plans during the severance period (i) of three years from the date of termination for Mr. McCarthy, (ii) of two years from the date of termination for Messrs. Furlow and O'Leary and (iii) of one year from the date of termination for Mr. Rand.

        Based on compensation levels as of the effective date of these Employment Agreements, the Compensation Committee estimated that the aggregate incremental cost to the Company if the termination provisions of each of the Employment Agreements were triggered would be approximately $12.8 million.

Supplemental Employment Agreements

        On September 1, 2004, each of the Named Executives, Mr. McCarthy, Mr. Furlow, Mr. O'Leary, Mr. Rand and Jonathan P. Smoke, entered into a supplemental employment agreement (or has had equivalent terms incorporated into his Employment Agreement) (the "Supplemental Employment Agreement") which supersedes the terms and provisions of such Named Executive's Employment Agreement in the event of a Change of Control (as defined in the Supplemental Employment Agreement). The Supplemental Employment Agreements automatically renew every year for a successive two-year period unless earlier terminated by the Company and the Executive or otherwise terminated in accordance with the respective terms of the Supplemental Employment Agreement.

        Pursuant to the Supplemental Employment Agreements, the Company will continue to employ the Executive for a period of two years from the date the Change of Control occurs (the "Effective Date"). During this two-year period, the Executive will be entitled to receive an amount approximating his most recent annual base salary ("Annual Base Salary"). In addition, the Executive shall be awarded an annual bonus at least equal to the arithmetic average of the Executive's bonuses for the last three years ("Annual Bonus").

        Subsequent to a Change of Control, if the Executive's employment is terminated by the Company for cause, the Executive will be entitled to receive an amount equal to the portion of his Annual Base Salary accrued through the effective date of termination and any compensation previously deferred and all other payments to which the Executive may be entitled under his Supplemental Employment Agreement.

        Subsequent to a Change of Control, if the Executive's employment is terminated by Beazer Homes as a result of the Executive's death or disability, or by the Executive for a reason other than a Good

Reason (as defined in the Supplemental Employment Agreements), the Executive will be entitled to receive an amount equal to the portion of his Annual Base Salary and Annual Bonus accrued through the effective date of termination and any compensation previously deferred (the "Accrued Obligations") and all other amounts to which the Executive may be entitled under his Supplemental Employment Agreement.

        Subsequent to a Change of Control, if the Executive's employment is terminated by the Company for any reason other than for cause or as a result of the Executive's death or disability, or by the Executive for Good Reason, the Executive shall be entitled to receive an amount equal to the sum of (i) the Accrued Obligations; (ii) the product of (A) a multiple ranging from 1.5 to 3.0 and (B) the sum of his Annual Base Salary and Average Annual Bonus; and (iii) all other amounts to which the Executive may be entitled under his Supplemental Employment Agreement. In addition, the Company must provide the Executive and his family certain benefits for a period ranging from eighteen months to three years following the effective date of termination. The Supplemental Employment Agreements of Messrs. McCarthy, Furlow and O'Leary provide that a termination by the Executive for any reason during the 30 day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason.

        PricewaterhouseCoopers LLP, Consultants served as advisors to the Compensation Committee of the Company's Board of Directors in establishing the terms of the Employment Agreements and the Supplemental Employment Agreements. PricewaterhouseCoopers has concluded that the agreements are reasonable in terms of both comparability to competitive practice and advancement of shareholder interests.

Consulting Agreement and General Release

        David S. Weiss, the former Chief Financial Officer of the Company, resigned as Chief Financial Officer and Director of the Company effective August 15, 2003 and as an employee of the Company effective September 30, 2003. In connection with his resignation, Mr. Weiss entered into a Consulting and Non-Compete Agreement ( the "Consulting Agreement") and an Agreement and General Release (the "Release") with the Company. Pursuant to the Consulting Agreement, Mr. Weiss will continue to provide services to the Company as requested for a period of two years. Such services will generally relate to the business operations, strategy, budgeting and financial management of the Company. Mr. Weiss will receive consulting payments of a minimum of $75,000 per year of the two-year term with an additional payment of $300 per hour for each hour of service exceeding 300 hours per year of the two-year term of the Agreement. Under the Consulting Agreement, Mr. Weiss is subject to certain confidentiality provisions regarding trade secrets and other confidential information of the Company which will apply during the term of the Agreement and, with respect to confidential information, for a period of two years following the expiration of the agreement and, with respect to trade secrets, for so long as such information remains a trade secret as defined by state law. The Consulting Agreement also contains a covenant not to compete with the Company during the term of the agreement.

        Pursuant to the Release, the Company and Mr. Weiss entered into mutual releases with respect to all claims known and unknown existing as of the date of his termination other than claims arising under the Consulting Agreement, certain provisions of Mr. Weiss' former employment agreement and claims Mr. Weiss may have for indemnification pursuant to the Company's certificate of incorporation and bylaws or for coverage under applicable directors and officers insurance policies maintained by the Company.

        The Company agreed to amend certain stock-based compensation awards held by Mr. Weiss as of September 30, 2003 to allow their continued vesting during the term of, and contingent on his performance under, the Consulting Agreement and to allow certain vested stock options to remain outstanding and exercisable for such period. As of September 30, 2003, such stock based awards relate to an aggregate of up to 46,409 shares. All options vested as of September 30, 2003 were exercised on or prior to that date.

COMPARATIVE STOCK PERFORMANCE GRAPH

        The graph below compares the cumulative total return on our common stock with the cumulative total return of the Standard and Poor's 500 Stock Index and the Standard and Poor's Homebuilding Index for the last five fiscal years (assuming the investment of $100 in each vehicle on October 1, 1999 and the reinvestment of all dividends).

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG BEAZER HOMES USA INC., THE S & P 500 INDEX
AND THE S & P HOMEBUILDING INDEX

*
$100 invested on 9/30/99 in stock or index-including reinvestment of dividends. Fiscal year ending September 30.

	Cumulative Total Return
	9/99	9/00	9/01	9/02	9/03	9/04
BEAZER HOMES USA, INC.	100.00	146.80	261.82	328.89	454.68	578.04
S & P 500	100.00	113.28	83.13	66.10	82.22	93.63
S & P HOMEBUILDING	100.00	125.91	128.13	186.86	289.40	457.99

PROPOSALS FOR THE NEXT ANNUAL MEETING

        Any proposal by a stockholder to be presented at the 2005 annual meeting of stockholders must be received at our principal executive offices, 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, by not later than September     , 2005. Any such proposal must also meet the other requirements of the rules of the SEC relating to stockholders' proposals. Proxies may confer discretionary authority to vote on any matter for which Beazer Homes receives notice after November     , 2005, without the matter being described in the proxy statement for the 2005 annual meeting.

By Order of the Board of Directors,

Brian C. Beazer Non-Executive Chairman of the Board

Dated: December    , 2004

APPENDIX A

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BEAZER HOMES USA, INC.

1.

        The name of the corporation is "Beazer Homes USA, Inc."

2.

        The Amended and Restated Certificate of Incorporation of the corporation is amended by striking Section (i) of the existing Article Four in its entirety and inserting in lieu and instead thereof the following:

  (i)
  80,000,000 shares of Common Stock, par value $.001 per share; and

3.

        The foregoing amendment to the Amended and Restated Certificate of Incorporation of the corporation was duly adopted by the Board of Directors of the corporation on December 6, 2004 and recommended to the shareholders of the corporation in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law (the "Delaware Law"). The above amendment was adopted by the shareholders of the corporation on                        , 2005 in accordance with the provisions of Sections 228 and 242 of the Delaware Law.

        IN WITNESS WHEREOF, Beazer Homes USA, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the corporation to be executed by its duly authorized representative, as of the            day of                        , 2005.

BEAZER HOMES USA, INC.
By:
Print name:

Title:

A-1

APPENDIX B

Beazer Homes USA, Inc.
2005 Executive Value Created Incentive Plan
Effective October 1, 2004
Participation

        Participation in the 2005 Executive Value Created Incentive Plan ("Executive VCIP" or "Executive Plan") is at the discretion of the Compensation Committee of the Board of Directors and is generally available only to officers who are full-time employees of Beazer Homes USA, Inc. at the level of Corporate Senior Vice President and above. Any participant who ceases to be a full-time employee will cease participation in the plan at that time.

Definitions

        EBIT—Earnings Before Interest and Taxes.

        Value Created (VC)—EBIT less a Capital Charge.

        Incremental Value Created (IVC)—Increase or decrease in Value Created compared to the prior year.

        Capital Employed—Total Assets, excluding cash, less Total Liabilities (other than debt). Also equal to total debt plus total equity, less cash on hand. This represents the total book value of the investment in the business. Capital Employed is determined daily.

        Capital Charge—A charge for the use of capital employed in the business. For the Executive Plan, the Capital Charge is in the range of 11% to 14% of the Capital Employed. The Capital Charge for purposes of this Plan shall be determined from time to time by, and may be adjusted individually or for the participants as a whole, at the discretion of the Compensation Committee of the Board of Directors in connection with its review of the Executive Plan.

        Adjustments to Capital Charge—The Compensation Committee, at its sole discretion, may approve objectively measurable adjustments to the Capital Charge, and therefore to VC and IVC, in recognition of special circumstances or to provide special incentives in the long term interests of value creation. As an example, credit to the Capital Charge may be granted for purchases of land in advance of the immediate need for development, thereby encouraging commitments for future land development.

Plan Rules

1.
Initial Bank
Each participant may have a bank set up when they enter the Plan. The maximum initial amount in the bank is half of the participant's salary, except the initial amount in the Bank under this Plan for participants who participated in any of the Company's prior VCIPs is their former bank balance adjusted pursuant to Section 6.

2.
Funding of the Potential Annual Awards, and Percentages of VC and IVC
Each year the participant's potential award will be funded based upon a set percentage of VC (if positive) and a set percentage of IVC (if positive). The percentage used of VC will vary based upon the level of VC and will decrease as VC increases. The percentage of IVC is fixed regardless of the level of VC or IVC. Exact percentages are determined by the participant's position. Actual incentive payments to each participant are subject to adjustments for three additional performance factors: (a) Profitable Growth, (b) Customer Satisfaction and (c) Construction Quality and Workplace Safety. These additional factors are outlined in Section 9.

3.
Same Percentages of VC and IVC Put in Bank
Each year, the same percentage of VC and the same percentage of IVC used in 2, above, are also put into a bank. Unlike the annual payment, however, both positive and negative numbers are put in to the bank. The bank balance can become negative. The bank is subject to a maximum limit (see Section 6).

4.
One-Third of Bank Paid Out Each Year
Each year, after adding or subtracting the current year's amounts to the bank, one-third of the bank is paid out.

5.
Maximum Cash Payment Under Plan Is Set Multiple of Salary; Excess in Bank
After deduction of the deferred portion specified in Section 10 below, the maximum annual cash payment is determined as a set multiple of the participant's annual salary for that year. The multiple increases as VC increases. Any excess over the maximum amount remains in the bank, subject to the limit described in Section 6.

6.
Bank Has Maximum Limit, Excess Paid in Restricted Stock and/or Deferred Compensation
The maximum balance of the bank, after current year additions and payments, is equal to one time that year's maximum cash payment. Twenty-five percent (25%) of any amount over this limit will be awarded in a combination of restricted stock and/or deferred compensation (see Section 13). The remaining 75% of that excess is forfeited. Any restricted stock and/or deferred compensation will vest after three years after the end of the fiscal year and is forfeited upon severance, resignation, retirement, death or termination for any reason before vesting.

7.
10% of Bank Paid in Deferred Compensation
At the end of each year after current year adjustments have been made, all cash payments have been made and any reduction for excess over the maximum limit specified herein, 10% of the ending bank will be awarded as deferred compensation. Such deferred compensation will vest three years after the end of the fiscal year and is forfeited upon severance, resignation, retirement, death or termination for any reason before vesting.

8.
Bank Is Carried Forward And Is Lost Upon Termination
The bank balance, positive or negative, is carried forward to the next year. Any positive balance in the bank is at risk and may be reduced or eliminated by performance in subsequent years. The bank is forfeited upon severance, resignation, retirement, death or termination for any reason. The bank is also forfeited when a participant ceases to be a full-time employee. The bank is not deferred compensation. It represents future bonus potential based upon a combination of both past and future performance.

9.
Additional Performance Factors—Adjustments to Potential Annual Payment
Actual Incentive Payments are funded based upon 100% of the calculated Value Created and Incremental Value Created results up to the maximum amount, and then are adjusted by the following performance factors and percentages. The Compensation Committee shall adopt from time to time a schedule showing the percentage adjustments based on scores or other elements achieved with respect to the following:

(a)	Profitable Growth:	0% to +10%
(b)	Customer Satisfaction:	-10% to +0%
(c)	Construction Quality and Workplace Safety:	-10% to +0%

Actual incentive payments adjustments can vary from -20% to +10% of the amount that would be payable under Executive VCIP before performance factor adjustments. Each factor is outlined below.

(a)
Profitable Growth: To encourage growth in both revenue and profit margin, with a higher weighting toward improving profit margin as compared to revenue growth. However, no positive adjustment to the incentive payment would occur without revenue growth over the prior year.

  (b)
  Customer Satisfaction: To encourage customer service, referrals, and Beazer brand development, adjustments will occur based upon the results of customer satisfaction surveys:

Recommend to a Friend:	-5.0% to + 0%
Total Satisfaction:	-2.5% to + 0%
Overall Service Satisfaction:	-2.5% to + 0%
  (c)
  Construction Quality and Workplace Safety: To encourage high standards of construction, workplace safety, and administrative process, Construction and Safety Evaluation scores will be used to adjust incentive payments using the following percents:

Construction Quality:	-2.5% to + 0%
Workplace Safety:	-2.5% to + 0%
Overall Score:	-5.0% to + 0%
Overall Score incorporates Construction, Safety and the Administrative factors of Engineering, Purchasing, and Insurance.
10.
Election to Defer Portion of Annual Cash Payment
Not later than the December 31st preceding the calendar year to which a bonus relates, participants may elect to defer a portion of the cash bonus under the Corporate Management Stock Purchase Program (CMSPP) and/or the Deferred Compensation Plan. Details of the CMSPP and the DCP are available separately from the Corporate Human Resources Department.

11.
Annual Total Award Limit
The maximum total amount of cash paid and, restricted stock (valued at the current stock price) and deferred compensation paid and/or awarded under Section 6 to any participant in any one year is $10,000,000 excluding the Performance Factor adjustment and $11,000,000 including the Performance Factor adjustment.

12.
Payments At Discretion of Compensation Committee; Review and Amendment
Payments under this Plan are made subject to the sole discretion of the Compensation Committee of the Board of Directors. Without limiting the foregoing, the Committee may reduce or disallow any payment or award under this Plan on a case by case basis in appropriate circumstances, including the following: (a) if a participant has breached any corporate policy or ethical standard, or (b) if a participant has pursued any particular business policy to advance self-interest at the expense of the interests or policies of the Company, provided that no such reduction or disallowance shall be allowed to cause an increase in any other participant's payment or award under this Plan. Annually, the Compensation Committee will review and confirm the calculations of payments and awards to be made and document such review in writing prior to such payments and awards being made. The Compensation Committee intends to review the Executive Value Created Incentive Plan for potential changes at least every three years and reserves the right to amend it for any fiscal year prior to the commencement of such fiscal year, subject to shareholder approval if required by law, the rules of the NYSE or in order to continue to qualify payments hereunder as "performance-based compensation" under Internal Revenue Code Section 162(m) as described in Section 14.

13.
Restricted Stock And Deferred Compensation
Restricted stock awarded under this Plan is awarded based upon the closing stock price as of the date of such award. The combination of restricted stock and deferred compensation to be awarded under Section 6 will be determined by the Compensation Committee based upon an aggregate limitation of 40,000 shares of restricted stock in any one year. Restricted stock and deferred compensation awarded under this Executive Plan are subject to the terms of any Beazer plan under which such restricted stock is issued or deferred compensation is awarded above, such reduction will be made pro rata among those participants receiving restricted stock.

14.
Status of Value Created Incentive Plan and Tax Deductibility
This Executive VCIP is effective October 1, 2004, subject to shareholder approval at the Company's Annual Meeting in February 2005. Subject to that approval, the prior Value Created Incentive Plan is terminated for the participants under this Executive Plan. Cash, restricted stock and deferred compensation payments made under this Executive VCIP are intended to qualify as "performance-based compensation" under Internal Revenue Code Section 162(m).

ANNUAL MEETING OF SHAREHOLDERS OF

BEAZER HOMES USA, INC.

February 3, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

\*/ Please detach along perforated line and mail in the envelope provided. \*/

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR
BLACK INK AS SHOWN HERE ☒

1.
Election of Directors:
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	( ) Laurent Alpert ( ) Katie J. Bayne ( ) Brian C. Beazer ( ) Ian J. McCarthy ( ) Maureen E. O'Connell ( ) Larry T. Solari ( ) Stephen P. Zelnak, Jr.
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐
		FOR	AGAINST	ABSTAIN
2.	Proposal to amend the Amended and Restated Certificate of Incorporation for the purpose of increasing the number of authorized shares of the Company's common stock.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Proposal to approve the Executive Value Created Incentive Plan.	☐	☐	☐
4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all proposals.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.
Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

BEAZER HOMES USA, INC.

1000 Abernathy Road
Suite 1200
Atlanta, Georgia 30328

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement of Beazer Homes USA, Inc., dated December     , 2004, hereby appoints Ian J. McCarthy and James O'Leary (each with full power to act alone and with power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of common stock of Beazer Homes USA, Inc., par value $.01, which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Beazer Homes USA, Inc. to be held at 2:00 p.m. on Thursday, February 3, 2005 at the Company's offices at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328 and at any adjournment or adjournments thereof.

(Continued and to be signed on the reverse side)

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MATTERS TO BE CONSIDERED
REPORT OF THE AUDIT COMMITTEE
PRINCIPAL ACCOUNTING FIRM FEES
INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
COMPARATIVE STOCK PERFORMANCE GRAPH
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG BEAZER HOMES USA INC., THE S & P 500 INDEX AND THE S & P HOMEBUILDING INDEX
PROPOSALS FOR THE NEXT ANNUAL MEETING